Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-185612 and 333-208575 on Form S-8 and Registration Statement Nos. 333-192519, 333-195662 and 333-204597 on Form S-3 of our reports dated March 3, 2016, relating to the consolidated financial statements of Par Pacific Holdings, Inc. and subsidiaries and the effectiveness of Par Pacific Holdings, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Par Pacific Holdings, Inc. for the year ended December 31, 2015.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
March 3, 2016